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                                                                      Exhibit 99


                            [Letterhead of SNB Corp.]



Dear Shareholder:

         As you are aware, SNB Corp. and Park National Corporation have entered into a merger agreement pursuant to which SNB will be acquired by Park National if the transaction is approved by SNB shareholders and the necessary regulatory approvals are obtained. We expect that the special meeting of SNB shareholders to vote on the adoption of the merger agreement will be held in April and that the merger, if approved by SNB shareholders, will be completed soon after the meeting.

         The immediate good news is that you will find enclosed a dividend check representing a quarterly payment. The SNB Board of Directors has approved a quarterly dividend, which corresponds to the dividend that Park National will be paying to its shareholders, adjusted to the number of SNB common shares that you currently own. The dividend is $3.48 for each SNB Corp. common share, payable on March 15, 2000 to shareholders of record at March 10, 2000. Park National pays a quarterly dividend, so we are happy to be able to begin that dividend schedule even though we have not yet closed the transaction.

         As always, if you have any questions, comments, or concerns, please call us at 937-548-2122, or stop in at our main office in downtown Greenville.


Sincerely,

/s/ Marvin J. Stammen

Marvin J. Stammen
Executive Vice President